Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sanchez Energy Corporation:

We consent to the use of our reports dated February 29, 2016, with respect to the consolidated balance sheet of Sanchez Energy Corporation as of December 31, 2015 and the related consolidated statement of operations, stockholders’ equity and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the method of presenting deferred taxes.

/s/ KPMG LLP

Houston, Texas
March 21, 2016